Exhibit 10.20

EXECUTION COPY

NET Power, LLC

Second Amendment to Service Provider Agreement and to the Profits Interest Share Award Agreement of Ron DeGregorio

This Second Amendment to (1) the Service Provider Agreement, and (2) to the Profits Interest Share Award Agreement of Ron DeGregorio (the “Second Amendment”), made effective as of the date of completion of signing, below (the “Effective Date”), between NET Power, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), and Ron DeGregorio, an individual (the “Participant”).

I.  Recitals

Whereas, Service Provider and Company are parties to that certain Service Provider Agreement, executed as of October 1, 2021 (the “Original Service Provider Agreement”), which was amended as of April 28, 2022 (the Original Service Provider Agreement along with its amendment may be collectively referred to as the “Amended Service Provider Agreement”)

Whereas, pursuant to resolutions of the Board of Directors of the Company (“Board”), the Company granted to Participant as “Service Provider” certain “profits interests” shares on September 30, 2021 (the “First Profits Interest Award”), subject to, and in accordance with, the terms and conditions of the Profits Interest Share and Award Agreement, dated September 30, 2021 (the “Profits Interest Award Agreement”)1;

Whereas, pursuant to resolutions of the Board, the Company granted to Service Provider additional “profits interests” shares on April 21, 2022 (“Second Profits Interest Awards”), and amended the terms of the First Profits Interests Award and the Profits Interest Award Agreement, as of April 28, 2022, in the First Amendment to Service Provider Agreement and Profits Interest Agreement (described above) (the Profits Interest Award Agreement, as amended, is collectively referred to as the “Amended Profits Interests Agreement”);

Whereas, Company is in the process of negotiating a merger and/or acquisition to be completed by a Special Purpose Acquisition Company (“SPAC”), which Company anticipates shall include a transition in Chief Executive Officer (“CEO”) from Participant to a CEO of the SPAC’s choosing (“SPAC Transition”). It is anticipated that this SPAC transaction will occur in 2023;

Whereas, regardless of whether a SPAC transaction is executed, the Company anticipates a transition in CEO from Participant to another person, with the agreed economics explained in this Second Amendment to apply whether the SPAC transaction is executed or not;

Whereas, Service Provider and the Company have agreed to modify Service Provider’s duties and responsibilities, to prepare for and agree upon a transition to Service Provider’s relinquishment of the role as Chief Executive Officer (“CEO”), and to further amend the terms of the Amended Profits Interests Agreements, as further described in this Amendment and Transition Agreement;

[1]	All reference to “Shares” and like terms in this Second Amendment refer to Participant’s non-voting Profits Interest shares.

Now, therefore, in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

II.  General Provisions

1.	Unless specifically referenced in this Amendment and Transition Agreement, all terms, conditions, and obligations remain as stated in the Amended Service Provider Agreement and Amended Profits Interest Agreement (collectively, the “Existing Agreements”).

2.	For the purposes of this Amendment and Transition Agreement, the term “SPAC Transition” means the currently contemplated investment transaction whereby Company, through a series of stock purchase and merger transactions, becomes a wholly owned direct subsidiary of Rice Acquisition Holdings II, LLC as Buyer.

III.  Forfeiture of Certain Profits Interest Shares

The Participant hereby forfeits as of the Effective Date 30,000 Unvested Shares with a Threshold Amount of $211.00 (such Shares being among the latest-to-vest Shares from a tranche of shares awarded 4/21/2022), and the Participant hereby assigns, transfers, conveys and delivers to the Company such forfeited Unvested Shares.2 The Participant and the Company acknowledge and agree that, after giving effect to the forfeitures contemplated by the preceding sentence, the Participant holds as of the Effective Date:

●	60,000 Vested Shares with a Threshold Amount of $168.75[3]
●	10,000 Vested Shares with a Threshold Amount of $211.00[4],
●	60,000 Unvested Shares with a Threshold Amount of $168.75[5] and
●	15,000 Unvested Shares with a Threshold Amount of $211.00[6].

[2]	By way of clarification, and as detailed in the Existing Agreements, the Company previously granted to the Participant 175,000 Profits Interest Shares in connection with certain profits interest awards. Immediately prior to the effectiveness of this Amendment and Transition Agreement and the forfeitures of certain Shares by the Participant effected hereby, Participant’s grants included:

●	60,000 Vested Shares with a Threshold Amount of $168.75,
●	10,000 Vested Shares with a Threshold Amount of $211.00,
●	60,000 Unvested Shares with a Threshold Amount of $168.75 and
●	45,000 Unvested Shares with a Threshold Amount of $211.00.

This reference to Profit Interest Shares also does not include 7,500 shares issued to RKD Group, LLC pursuant to the December 4, 2018 Consulting Agreement between NET Power, LLC and RKD Group LLC .

[3]	These 60,000 Vested Shares are from a tranche of Shares awarded 9/30/2021.
[4]	These 10,000 Vested Shares are from a tranche of bonus Shares awarded 4/21/2022.
[5]	These 60,000 Unvested Shares are from a tranche of Shares awarded 9/30/2021.
[6]	These 15,000 Unvested Shares include 7,500 time-based and 7,500 performance-based shares awarded

IV.  Continued Vesting

Unvested Shares held by Participant shall be subject to vesting as described below.

1.	To the extent that any Unvested Shares have not already vested at the time of closing of the SPAC Transaction, Participant’s remaining Unvested Shares shall immediately vest. Company shall use the same methodology to calculate the value or Participant’s Shares as Company uses for all other Shares that vest to other employees.

2.	If the SPAC Transaction does not close, Participant’s remaining unvested Shares shall otherwise vest in accordance with the time and performance criteria previously established for those Shares.

V.  Continued Service

Following the closing of the SPAC Transition, at Company’s Option, Participant shall remain available for continued Service to or for the benefit of the Company for the remainder of Fiscal Year 2023. Such Service shall either be in a role as designated by Company; during such post-SPAC period (if any), Participants Base Salary shall remain at $400,000 / year (prorated as based on the number of additional months, if any).

VI.  Release

In consideration of the benefits conferred by this Amended and Restated Service Provider Agreement, Service Provider (on behalf of himself and his family members, heirs, assigns, executors and other representatives), releases the Company and its Affiliates, and their past, present and future parents, subsidiaries, affiliates, and its and/or their predecessors, successors, assigns, and its and/or their past, present and future officers, directors, executives, owners, investors, stockholders, administrators, business units, benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents (collectively, “Releasees”) from all claims and waives all rights, known or unknown, Service Provider may have or claim to have in each case relating in any manner to Service Provider’s engagement or relationship with the Company, or to any ownership interests or profits interests in the Company, arising before the execution of this Second Amendment by Service Provider, including but not limited to the following claims:

(a)	any and all claims for discrimination or harassment based on sex, national origin, race, religion, disability, veteran status or other protected class discrimination, or retaliation or harassment for protected activity under any federal, state or local laws, or the equivalent applicable laws of a foreign country, including but not limited to Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Executive Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Worker Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, as amended (FMLA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the North Carolina Employment Practices Act (NCEEPA), the Retaliatory Employment Discrimination Act (REDA), Persons with Disabilities Protection Act (PDPA), Discrimination Against Persons with Sickle Cell Trait, Discrimination Based Upon Genetic Testing and Information, Discrimination Based Upon Use of Lawful Products, Discrimination Based Upon AIDS or HIV Status, Hazardous Chemicals Right to Know Act, Jury Service Discrimination, and Military Service Discrimination, including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(i)	any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

(ii)	any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released;

(iii)	any and all claims related to a breach of the Amended Service Provider Agreement, the Amended Profits Interests Agreement, or any other agreement between Service Provider and the Company;

(iv)	any and all claims related to ownership in the Company or profits interests; and

(v)	any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

(b)	Service Provider specifically waives Service Provider’s right to bring or participate in any class or collective action against the Company arising out of or in any way connected to facts or events occurring prior to this Second Amendment.

(c)	This release does not apply to claims by Service Provider: (i) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (ii) for vested pension or retirement benefits including under the Company’s plans; (iii) to continuation coverage under COBRA, or equivalent applicable law; (iv) to rights that cannot lawfully be released by a private settlement agreement; or (v) to enforce, or for a breach of, this Second Amendment, or this Amended and Restated Service Provider Agreement or this Amended and Restated Profits Interests Agreement, in each case, only to the extent such breach occurs after execution hereunder (the “Reserved Claims”).

(d)	For the purpose of implementing a full and complete release and discharge, Service Provider expressly acknowledges that this Second Amendment is intended to include in its effect, without limitation, all claims which Service Provider does not know or suspect to exist in Service Provider’s favor at the time of execution hereof, and that this Second Amendment contemplates the extinguishment of any such claim or claims.

VII.  Miscellaneous

1.	The definition of “Cause,” as described in the Existing Service Provider Agreement, the Existing Profits Interest Agreement, and the Amended Service Provider and Profits Interest Share Award Agreement shall include conduct in connection with his duties hereunder that is unprofessional or that includes any violation(s) of the Company’s Code of Conduct, as set forth in the NET Power Personnel Handbook (dated August 15, 2022, as it may be amended from time-to-time. To avoid any doubt, however, “Cause” may not include any conduct that occurred prior to this Second Amendment;

2.	With respect to Participant’s Annual Bonus for the Performance Year April 1 2022 – March 31, 2023, in the event the Board awards a percentage multiplier of the target bonus level, Service Provider’s bonus shall be subject to the same percentage multiplier as the Board applies to the Chief Operating Officer.

3.	The date for determination of Severance Pay and the length of the Severance Period under Section 5.2 of the Amended Service Provider Agreement shall be the later of (i) 30 days after SPAC Closing in the case that the Company is continuing to pursue the SPAC[7], (ii) June 30, 2023 in the event that the Company has abandoned the SPAC, (iii) 60 days from date of abandonment of the SPAC.

[7]	In case of 3(i), it being understood that the current intention is that transition from CEO role will occur on closing of SPAC transaction, but Participant will remain available to the Company for transition assistance to support Company and new CEO.

VIII.  Signatures

In Witness Whereof, this Second Amended Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

	“NET Power”	“Participant”
Party:	NET Power, LLC	Ron DeGregorio
Address:	404 Hunt Street, Suite 410 Durham, North Carolina 27701	[***]
By (signature):	/s/ Rick Callahan	/s/ Ron DeGregorio
Print Name:	By Rick Callahan on behalf of the Board of Managers of NET Power, LLC	Ron DeGregorio
Print Title:	Member Manager on behalf of the Board of Managers of NET Power, LLC	Chief Executive Officer
Signature Date:	December 3, 2022	December 5, 2022
Email:	[***]	[***]

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